EXHIBIT 5

[UNION PACIFIC LETTERHEAD]

December 15, 2003

Union Pacific Corporation

1416 Dodge Street

Omaha, NE 68179

Re:	Union Pacific Corporation $1,000,000,000 Aggregate Public Offering Price of Offered Securities

Dear Ladies and Gentlemen:

I am Senior Corporate counsel of Union Pacific Corporation, a Utah corporation (the “Company”), and I am rendering this opinion in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the Company’s debt securities (the “Debt Securities”), preferred stock with no par value (the “preferred Stock”), warrants to purchase Debt Securities and Preferred Stock (the “Warrants”), and common stock, par value $2.50 per share (the “Common Stock”), issuable upon conversion or exchange of Debt Securities or Preferred Stock (the Debt Securities, Preferred Stock, Warrants and Common Stock are collectively referred to as the “Offered Securities”), for issuance from time to time pursuant to Rule 415 under the Act.

I, or attorneys under my supervision, have examined the forms of Indenture referred to in the Registration Statement (the “Indentures”) between the Company and Citibank, N.A. and the Company and JPMorgan Chase Bank formerly The Chase Manhattan Bank, (Citibank, N.A. and JPMorgan Chase Bank, each as trustee, the “Trustee”), pursuant to which the Debt Securities may be issued, and I have examined such other documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

1.    The Company is a corporation duly organized and validly existing under the laws of the State of Utah.

2.    The execution and delivery of the Indentures by the Company and the issuance and sale of Debt Securities have been validly authorized by all necessary corporate action by the Company.

3.    When (i) the Registration Statement shall have become effective under the Act and (ii) the Debt Securities shall have been (A) duly authorized, executed, authenticated and delivered against payment therefor or (B) issued upon conversion or exchange of Debt Securities or Preferred Stock which, by their respective terms, are convertible into or exchangeable for Debt Securities or upon exercise of Warrants, and the Company shall have received any additional consideration which is payable upon such conversion, exchange or exercise, the Debt Securities shall constitute binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally and subject to general principles of equity.

4.    When (i) the Registration Statement shall have become effective under the Act, and (ii) the Preferred Stock shall have been (A) authorized, issued and sold as contemplated by the Registration Statement and the Company shall have received consideration therefore or (B) issued upon conversion or exchange of Debt Securities or Preferred Stock which, by their respective terms, are convertible into or exchangeable for shares of Preferred Stock or upon exercise of Warrants and the Company shall have received any additional consideration which is payable upon such conversion, exchange or exercise, the Preferred Stock will be validly issued, fully paid and non-assessable.

5.    When (i) the Registration Statement shall have become effective under the Act, and (ii) the Common Stock shall have been issued upon conversion or exchange of Debt Securities or Preferred Stock which, by their respective terms, are convertible into or exchangeable for shares of Common Stock, and the Company shall have received any additional consideration which is payable upon such conversion of exchange, the Common Stock shall be validly issued, fully paid and non-assessable.

6.    When (i) the Registration Statement shall have become effective under the Act, (ii) a warrant agreement or agreements shall have been authorized, executed and delivered by the Company and a warrant agent, and (iii) the Warrants shall have been duly executed and delivered against payment therefor, the warrants shall be legally issued.

In rendering the opinion set forth in paragraph 3 above, I have assumed that the Indentures have been duly executed and delivered by the respective Trustees and duly qualified under the Trust Indenture Act of 1939, as amended.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption “Legal Opinions” in the prospectus contained in the Registration Statement.

Very truly yours,

/S/    JAMES J. THEISEN, JR.